Exhibit 99.1

Peak International Reports Second Quarter Financial Results

For Immediate Release

Contacts:
	John Supan	Lytham Partners, LLC
	Chief Financial Officer Peak International Limited, Hong Kong +852-3193-6000	Joe Diaz Joe Dorame Robert Blum (602) 889-9700

HONG KONG,—October 31, 2007—Peak International Limited (NASDAQ: PEAK) today announced financial results for the second quarter of fiscal year 2008 ended September 30, 2007.

Net sales for the quarter ended September 30, 2007 were $12.2 million compared to $12.0 million in the previous quarter and $15.8 million in the comparable quarter of the previous year. Net sales for the six months ended September 30, 2007 were $24.2 million compared to $34.5 million for the same period of fiscal 2007.

Peak recorded a net loss of $3.4 million, or $0.27 per basic and diluted share, for the quarter ended September 30, 2007, compared to a net loss of $1.1 million, or $0.09 per share on a basic and diluted basis for the same quarter of the previous year. The net loss for the six months ended September 30, 2007 was $6.1 million, or $0.49 per share on a basic and diluted basis, compared to a net loss of $0.2 million, or $0.02 per share on a basic and diluted basis, for the same period of fiscal 2007.

Dean Personne, president and chief executive officer of Peak International, said, “Given the challenging revenue trend in recent quarters, we are pleased that the second quarter revenue performance exceeded that of the first fiscal quarter. We have devoted an enormous amount of time and energy to enhance our sales capabilities to realize the full benefits from the improved manufacturing efficiencies that we have achieved in the past 12 to 15 months. We hope that this modest revenue increase represents the first step in driving our legacy semiconductor related business in the direction of consistently improving financial performance.”

Mr. Personne continued, “During the past 12 months Peak initiated a number of projects to diversify sales. We believe that those programs are being welcomed by existing and new customers. We have prepared quotes, tooling, and first articles for companies in the medical disposables and automotive industries. We are seeing a renewal of orders in the disk drive industry segment. In addition, we have performed site qualifications for several multinationals which we expect will soon become new customers for Peak. In October, Peak delivered 300mm wafer shipper units for qualification by a prospective customer. We expect to receive production orders in the coming quarters. Peak received certification approval for ISO/TS16949 used in the automotive industry in October. We believe all these activities portend improved sales over coming quarters.

Gross profit margin for the quarter ended September 30, 2007 was 2.6% compared to 5.4% in the previous quarter and 16.6% in the comparable quarter of the previous year. Lower net sales in the most recent quarter versus the comparable quarter last year resulted in a greater proportion of fixed manufacturing overhead being absorbed in cost of goods sold. Like last quarter, the lower production level was simply insufficient to cover all of the factory overhead costs. The gross margin for the second quarter of fiscal 2008 also included approximately $0.5 million of unfavorable material cost and usage variances and $0.6 million of finished goods that were scrapped due to obsolescence.

Effective April 1, 2006, Peak adopted Statement of Financial Accounting Standards SFAS No. 123R using the modified prospective method, which requires the expensing of all stock-based compensation. For the quarters ended September 30, 2007 and 2006, the Company reported non-cash, stock-based compensation of $117,000 and $217,000, or $0.01 and $0.02 per share, respectively. For the six months ended September 30, 2007 and 2006, the Company reported non-cash, stock-based compensation of $232,000 and $382,000, or $0.02 and $0.03 per share, respectively. At the conclusion of the second quarter of fiscal 2008, the Company had approximately $19 million in cash and cash equivalents and no long-term debt.

Mr. Personne concluded, “We will continue to work at rebuilding our legacy business while we carry on with our diversification efforts. We believe the signs clearly indicate that the new initiatives are attracting interest in the marketplace.”

Earnings Call

Peak will host a conference call to discuss the Company’s fiscal 2008 second quarter results on Thursday, November 1, 2007 at 10:00 AM ET. To access the teleconference, please call (888) 413-9033 (domestic) or (706) 679-5076 (international). To listen to the teleconference via the Internet, go to http://investors.peakinternational.com/ and click on the second quarter 2008 teleconference link. A replay of the call will be available at (800) 642-1687 (domestic) or (706) 645-9291 (international), access number 19672948 for 3 days following the call, and the web cast will be archived on the Company’s website, http://investors.peakinternational.com/, for 30 days.

About Peak International Limited

Peak International Limited (www.peakinternational.com) is a leading supplier of precision-engineered packaging products for storage, transportation and automated handling of disk drive components, semiconductor devices as well as precision medical products. There are approximately 1,400 people who work for Peak worldwide and its headquarters are in Hong Kong with major manufacturing operations in Shenzhen, the PRC, which is operated pursuant to a processing agreement with an unaffiliated party. Peak operates warehouses throughout the world and offers JIT services to some of the world’s largest disk drive and other companies.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements related to our ability to: (i) determine whether the Company’s net sales decline has ended, (ii) achieve and manage manufacturing efficiencies while increasing sales, (iii) achieve increased sales as a result of our sales initiatives (including without limitation the launch of new products and meetings with current and prospective customers) in order to increase sales, diversify our markets and mitigate cyclical risks, (iv) convert indications of interest from current and prospective customers to actual sales, (v) continue to generate cash from operating activities and to maintain the Company’s current cash position, (vi) increase the Company’s market value, (vii) achieve profitability on a quarterly or yearly basis and (viii) increase shareholder value while managing our assets. These and other forward-looking statements are not guarantees of future results and are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include but are not limited to: price of raw materials, factors relating to conditions in semiconductor, disk drive and electronic industries, the amounts the Company may have to pay for workers at the PRC factory operated by a third party, difficulties related to working in the PRC, including regional government and processing partner relations, the market acceptance of its products, the introduction of new products by the Company’s competitors, any future economic downturn, and other matters that could cause actual results to differ materially from the projections made herein. Additional risks are detailed in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended March 31, 2007, filed on June 29, 2007 and the Company’s Quarter Report on Form 10-Q for the quarter ended June 30, 2007. Statements included in this press release are based on information known to the Company as of the date of this release, and the Company assumes no obligation to update or revise any forward-looking statements or to update the reasons why actual results could differ from those projected in any forward-looking statement in this release.

Consolidated Statements of Operations

(in thousands of United States Dollars, except share and per share data)

	Three Months Ended September 30,
	2007	2006
	(Unaudited)	(Unaudited)
Net Sales	$12,186	$15,817
Cost of Goods Sold	11,868	13,193

Gross Profit	318	2,624
Selling and Marketing	2,029	2,181
General and Administrative	1,489	1,715
Research and Development	214	28

Loss from operations	(3,414)	(1,300)
Other expenses—net	(135)	(111)
Interest income	153	165

Loss Before Income Taxes	(3,396)	(1,246)
Income Tax Benefit	26	103

NET LOSS	$(3,370)	$(1,143)

LOSS PER SHARE
— Basic	$(0.27)	$(0.09)
— Diluted	$(0.27)	$(0.09)
Weighted Average Number of Shares Outstanding
— Basic	12,423,000	12,420,000
— Diluted	12,423,000	12,420,000

Consolidated Statements of Operations

(in thousands of United States Dollars, except share and per share data)

	Six Months Ended September 30,
	2007	2006
	(Unaudited)	(Unaudited)
Net Sales	$24,187	$34,470
Cost of Goods Sold	23,226	27,011

Gross Profit	961	7,459
Selling and Marketing	3,946	4,442
General and Administrative	2,845	3,295
Research and Development	405	64

Loss from operations	(6,235)	(342)
Other expenses—net	(231)	(166)
Interest income	340	282

Loss Before Income Taxes	(6,126)	(226)
Income Tax Benefit	25	21

NET LOSS	$(6,101)	$(205)

LOSS PER SHARE
— Basic	$(0.49)	$(0.02)
— Diluted	$(0.49)	$(0.02)
Weighted Average Number of Shares Outstanding
— Basic	12,423,000	12,420,000
— Diluted	12,423,000	12,420,000

Consolidated Balance Sheets

(in thousands of United States Dollars)

	September 30, 2007	March 31, 2007
	(Unaudited)	(Audited)
ASSETS
Current Assets:
Cash and cash equivalents	$19,132	$20,366
Restricted Cash	983	1,128
Accounts receivable—net of allowance for doubtful accounts of $357 at September 30, 2007 and $427 at March 31, 2007	9,703	9,279
Inventories	9,573	10,959
Other receivables, deposits and prepayments	869	852

Total Current Assets	40,260	42,584
Property, plant and equipment—net	17,456	19,278
Land use rights	693	703
Deposits for acquisition of property, plant and equipment	22	60
Deferred income taxes	60	—
Other deposit	301	301

TOTAL ASSETS	$58,792	$62,926

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable:
— Trade	$5,214	$3,689
— Property, plant and equipment	345	78
Accrued payroll and employee benefits	1,381	1,165
Accrued other expenses	1,696	1,990
Income taxes payable	19	95

Total Current Liabilities	8,655	7,017

Stockholders’ Equity:
Share capital	124	124
Additional paid-in capital	27,939	27,707
Retained earnings	23,230	29,331
Accumulated other comprehensive loss	(1,156)	(1,253)

Total stockholders’ equity	50,137	55,909

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$58,792	$62,926

Consolidated Statements of Cash Flows

(in thousands of United States Dollars)

	Six Months Ended September 30,
	2007	2006
	(Unaudited)	(Unaudited)
Operating activities:
Net loss	$(6,101)	$(205)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	3,219	3,365
Deferred income taxes	(60)	(25)
Loss on disposal/write-off of property, plant and equipment	125	74
Allowance for doubtful accounts	(70)	108
Non-cash share-based compensation	232	382
Changes in operating assets and liabilities:
Accounts receivable	(354)	162
Inventories	1,386	(813)
Other receivables, deposits and prepayments	(17)	(240)
Accounts payable-trade	1,525	1,002
Accrued payroll, employee benefits and other expenses	(78)	(14)
Income taxes payable	(76)	3
Cash held in escrow for terms of sale agreement for disposal of a subsidiary	641	641
Cash held in escrow for funding of certain contingent obligations under existing contracts with senior management	(496)	413

Net cash (used in) provided by operating activities	(124)	4,853

Investing activities:
Acquisition of property, plant and equipment	(1,245)	(2,700)
Decrease (Increase) in deposits for acquisition of property, plant and equipment	38	(146)

Net cash used in investing activities	(1,207)	(2,846)

Net (decrease) increase in cash and cash equivalents	(1,331)	2,007
Cash and cash equivalents at beginning of period	20,366	17,441
Effects of exchange rate changes on cash and cash equivalents	97	100

Cash and cash equivalents at end of period	$19,132	$19,548

Supplemental cash flow information:
Cash paid during the period
Income taxes	111	1